Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND

FULL YEAR 2011 RESULTS; PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, March 23, 2012 – Matador Resources Company (NYSE:MTDR) (“Matador” or the “Company”) today reported financial and operating results for the three months and year ended December 31, 2011. Highlights for the year ended December 31, 2011, as compared to the year ended December 31, 2010, include the following.

•	Adjusted EBITDA of $49.9 million, an increase of 112% over $23.6 million reported for 2010

•	Total natural gas equivalent production of 15.4 Bcfe, an increase of 79% over 8.6 Bcfe reported for 2010

•

Oil and natural gas revenues of $67.0 million, an increase of 97% over $34.0 million reported for 2010; total realized revenues of $74.1 million including $7.1 million in realized gain on derivatives, an increase of 88% over total realized revenues of $39.3 million including $5.3 million in realized gain on derivatives reported for 2010

•	Estimated total proved reserves of 193.2 Bcfe at December 31, 2011, an increase of 51% over 128.3 Bcfe at December 31, 2010

•

PV-10 of estimated total proved reserves of $248.7 million (Standardized Measure of $215.5 million) at December 31, 2011, an increase of 107% over $119.9 million (Standardized Measure of $111.1 million) at December 31, 2010(1)

Year-End 2011 Financial Results

Joseph Wm. Foran, Matador’s Chairman, CEO and President commented, “In 2011, Matador achieved record production, revenues and Adjusted EBITDA. In addition to these achievements, our estimated total proved reserves increased by 51% and the PV-10 of our reserves more than doubled year-over-year. Following the successful completion of our IPO in February 2012, we expect another year of strong growth fueled by our ongoing drilling activities in the Eagle Ford shale play in South Texas. We will continue to execute upon our strategy to increase the oil component of our production and reserves and currently anticipate oil production to constitute approximately 35% to 40% of our total production volume and oil revenues to constitute approximately 75% to 80% of our total oil and natural gas revenues in 2012.”

Adjusted EBITDA (defined as earnings before interest expense, income taxes, depletion, depreciation and amortization, property impairments, unrealized derivative gains and losses, non-recurring income and expenses and non-cash stock-based compensation expense, including stock option and grant expense and restricted stock grants) more than doubled to $49.9 million for the year ended December 31, 2011, as compared to $23.6 million for the year ended December 31, 2010. For a reconciliation of net income (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas revenues increased from $34.0 million for the year ended December 31, 2010 to $67.0 million, or an increase of 97%, for the year ended December 31, 2011. This increase in oil and natural gas revenues was due primarily to an increase of 79% in total natural gas equivalent production to 15.4 Bcfe, consisting of approximately 154,000 barrels of oil and 14.5 Bcf of natural gas for the year ended December 31, 2011, as compared to 8.6 Bcfe, consisting of approximately 33,000 barrels of oil and 8.4 Bcf of natural gas for the year ended December 31, 2010. A portion of the increase in oil and natural gas revenues reflects the five-fold increase in oil production for 2011, as well as a higher average oil price of $93.80 per barrel realized for this oil production in 2011 as compared to an average oil price of $76.39 per barrel realized for 2010. Total realized revenues including realized gain on derivatives increased by 88% from $39.3 million reported for the year ended December 31, 2010 to $74.1 million for the year ended December 31, 2011.

Matador’s estimated total proved reserves at December 31, 2011 were 193.2 Bcfe, an increase of 51% over estimated total proved reserves of 128.3 Bcfe at December 31, 2010. At December 31, 2011, total proved reserves included 3.8 million barrels of oil or 12% oil by volume versus 152,000 barrels of oil or about 1% oil by volume at year-end 2010, reflecting the Company’s focus on increasing the oil component of its production and reserves. Estimated proved developed reserves at December 31, 2011 were 65.1 Bcfe, including 1.4 million barrels of oil, as compared to 44.1 Bcfe, including 152,000 barrels of oil, at December 31, 2010. Estimated proved developed reserves were approximately 34% of estimated total proved reserves at both year-end 2011 and 2010.

The present value discounted at 10% (PV-10) of Matador’s estimated total proved reserves was $248.7 million (Standardized Measure of $215.5 million) at December 31, 2011 compared to a PV-10 of $119.9 million (Standardized Measure of $111.1 million) at December 31, 2010.(1) Oil and natural gas prices used by Matador to estimate total proved reserves were based on the 12-month unweighted arithmetic average of the first-day-of-the-month oil and natural gas prices for each month in the period January through December in both years. For natural gas, the average Henry Hub spot prices of $4.118 per MMBTU and $4.376 per MMBTU for 2011 and 2010, respectively, were adjusted by property for energy content, transportation fees and regional price differentials. For oil, the average West Texas Intermediate posted prices of $92.71 per barrel and $75.96 per barrel for 2011 and 2010, respectively, were adjusted by property for quality, transportation fees and regional price differentials. All prices and costs were held constant throughout the lives of the properties. The reserves estimates at December 31, 2011 and 2010 were prepared by the Company’s engineering staff and audited by Netherland, Sewell & Associates, Inc., independent reservoir engineers.

Matador reported a net loss of approximately $10.3 million and earnings (loss) of $(0.25) per Class A common share and $0.02 per Class B common share for the year ended December 31, 2011. The Company recorded a full-cost ceiling impairment charge of approximately $23.0 million net of a deferred income tax credit of approximately $12.7 million during the first quarter of 2011 and total non-cash stock-based compensation expense of approximately $2.4 million for the year ended December 31, 2011. The Company reported earnings (loss) of $(0.65), $0.17, $0.15 and $0.08 per Class A common share and $(0.58), $0.23, $0.22 and $0.15 per Class B common share for each of its unaudited fiscal quarters ended March 31, June 30, September 30 and December 31, 2011, respectively. Matador reported a net income of approximately $6.4 million and earnings of $0.15 per Class A common share and $0.42 per Class B common share for the year ended December 31, 2010. All Class B shares converted to Class A shares upon completion of our IPO in February 2012.

The following figures illustrate certain financial and operational metrics for Matador’s fiscal years ended December 31, 2011, 2010 and 2009.

Oil and Natural Gas Revenues (millions of dollars) (Unaudited)

Total Realized Revenues (including Realized Gain on Derivatives) (millions of dollars) (Unaudited)

Adjusted EBITDA (millions of dollars) (Unaudited)

Average Daily Gas Equivalent Production (MMcfe) (Unaudited)

Total Estimated Proved Reserves (Bcfe) (Unaudited)

(1)

PV-10 is a non-GAAP measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of our properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. Our PV-10 at December 31, 2011, 2010 and 2009 may be reconciled to our Standard Measure of discounted future net cash flows at such dates by reducing our PV-10 by the discounted future income taxes associated with such reserves. The discounted future income taxes at December 31, 2011, 2010 and 2009 were $33.2 million, $8.8 million and $5.3 million, respectively.

Operating Expenses Update

Production expenses

Matador’s production expenses, consisting of lease operating and production taxes and marketing expenses, increased to $13.5 million for the year ended December 31, 2011, or an increase of about 86%, as compared to $7.3 million for the year ended December 31, 2010. This increase was attributable primarily to the 79% increase in our total natural gas equivalent production to 15.4 Bcfe for 2011, including a five-fold increase in oil production, as compared to 8.6 Bcfe for 2010. Our production expenses per unit of production increased by about 5% to $0.88 per Mcfe for the year ended December 31, 2011 as compared to $0.84 per Mcfe for the same period in 2010. Our lease operating expenses per unit of production decreased by 23% to $0.47 per Mcfe for the year ended December 31, 2011 as compared to $0.61 per Mcfe for the year ended December 31, 2010. Our production taxes and marketing expenses increased by 78% to $0.41 per Mcfe for the year ended December 31, 2011 as compared to $0.23 per Mcfe for 2010. This increase reflects the growth in both our oil and natural gas production and revenues, as well as increased marketing and transportation charges on a portion of our non-operated Haynesville shale production in 2011.

General and administrative (“G&A”)

Matador’s general and administrative expenses increased by $3.7 million to $13.4 million, or an increase of about 38%, for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The increase was due primarily to increased cash and non-cash compensation expenses and increased accounting expenses for the year ended December 31, 2011 as compared to the year ended December 31, 2010. As a result of our increased oil and natural gas production, our general and administrative expenses decreased by 23% on a unit-of-production basis to $0.87 per Mcfe for the year ended December 31, 2011, as compared to $1.13 per Mcfe for the year ended December 31, 2010. The Company recorded approximately $2.4 million in non-cash, stock-based compensation expenses for the year ended December 31, 2011, as compared to $0.9 million for 2010. These additional non-cash compensation charges resulted primarily from a change in the accounting method used to value our outstanding stock options.

Depletion, depreciation and amortization (“DD&A”)

Matador’s depletion, depreciation and amortization expenses increased by $16.2 million to $31.8 million, or an increase of about 104%, for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The increase was due primarily to an increase of approximately 79% in oil and natural gas production from 8.6 Bcfe to 15.4 Bcfe during the respective time periods. Our depletion, depreciation and amortization expenses on a unit-of-production basis increased to $2.06 per Mcfe for the year ended December 31, 2011, or an increase of about 14%, from $1.81 per Mcfe for the year ended December 31, 2010. This per unit increase reflects increases in drilling and completion costs for wells drilled to the Haynesville shale during 2011, as well as higher drilling and completion costs on a per Mcfe basis associated with the oil reserves added in the Eagle Ford shale in South Texas.

Fourth Quarter 2011 Financial Results

Adjusted EBITDA for the three months ended December 31, 2011 increased 90% to $12.4 million from $6.5 million reported for the three months ended December 31, 2010. Matador produced 3.8 Bcfe during the fourth quarter of 2011 (41,000 barrels of oil and 3.6 Bcf of natural gas) as compared to 2.6 Bcfe (8,000 barrels of oil and 2.5 Bcf of natural gas) during the fourth quarter of 2010. Oil and natural gas revenues for the three months ended December 31, 2011 increased 69% to $15.0 million, as compared to $8.9 million reported for the three months ended December 31, 2010. Matador reported a net income of approximately $3.4 million and earnings of $0.08 per Class A common share and $0.15 per Class B common share for the fourth quarter of 2011 as compared to a net loss of approximately $1.0 million and earnings (loss) of $(0.03) per Class A common share and $0.04 per Class B common share for the fourth quarter of 2010. During the fourth quarter of 2011, the Company recorded approximately $1.5 million in non-cash, stock compensation expense attributable primarily to a change in the accounting method used to value our outstanding stock options.

Liquidity Update

In December 2011, Matador amended and restated its senior secured revolving credit agreement. This amendment increased the size of the credit facility from $150.0 million to $400.0 million and extended the term until December 2016. Borrowings under the credit agreement are limited to the lesser of $400 million or the borrowing base, which was $125.0 million at December 31, 2011. At December 31, 2011, the Company had $113.0 million of outstanding indebtedness and approximately $1.3 million in outstanding letters of credit secured by the credit agreement. In January 2012, the Company borrowed an additional $10.0 million, bringing its then total outstanding indebtedness to $123.0 million.

In February 2012, Matador completed its initial public offering receiving net proceeds of approximately $133.6 million, including the exercise of the underwriters’ over-allotment option in March 2012, and after deducting all underwriting commissions and discounts and estimated offering fees. Following the completion of the IPO, the Company used a portion of the net proceeds to repay the $123.0 million outstanding under its revolving credit agreement in February 2012, at which time the borrowing base was reduced to $100.0 million. On February 28, 2012, the Company’s borrowing base was increased to $125.0 million pursuant to a special borrowing base redetermination made by the lenders at the Company’s request. On March 19, 2012, the Company borrowed $15.0 million under its credit agreement. Matador plans to fund the remainder of its 2012 capital budget with anticipated cash flows from operations and available borrowings under its credit agreement. During 2012, the Company intends to seek additional redeterminations of its borrowing base as a result of, among other items, any increases in its proved oil and natural gas reserves during the year.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil and natural gas prices. These instruments consist of put and call options in the form of costless collars. The Company’s derivative financial instruments are recorded on the balance sheet as either an asset or a liability measured at fair value.

The Company does not apply hedge accounting for its existing derivative financial instruments.

Matador has hedged 1.18 million barrels of its anticipated 2012 oil production (81% of estimated total production at the mid-point of our production guidance) using costless collars having a weighted average floor price of $90.51/bbl and a weighted average ceiling price of $109.84/bbl.

Matador has hedged 7.2 Bcf of its anticipated 2012 natural gas production (55% of estimated total natural gas production at the mid-point of our production guidance) using costless collars having a weighted average price floor of $4.44/MMBtu and a weighted average ceiling price of $5.78/MMBtu.

2012 Guidance Affirmation

Matador affirms the guidance metrics previously announced on March 7, 2012 including (1) estimated capital spending of $313 million, (2) estimated total oil production of 1.4 to 1.5 million barrels, (3) estimated exit rate for oil production of 5,000 to 5,500 barrels per day and (4) estimated total natural gas production of 12.5 to 13.5 billion cubic feet.

First Quarter 2012 Operational Update

Matador plans to direct approximately 94% or $295 million of its 2012 capital budget to opportunities prospective for oil and liquids, including the allocation of approximately 84% or $264 million specifically to the exploration, development and acquisition of additional interests in the Eagle Ford shale play in South Texas. Matador is running two rigs in South Texas currently and expects to run two rigs in that area throughout 2012. The Company plans to allocate the remaining 6% or approximately $18 million of its 2012 budget to natural gas related activities, primarily in the Haynesville shale in North Louisiana. The Company does not plan to drill any operated Haynesville wells in 2012.

In 2012, the Company plans to drill 30 gross (27.6 net) wells in South Texas targeting oil and liquids production. At December 31, 2011, the Company had drilled and completed seven wells in the Eagle Ford shale play in South Texas. From January 1 through March 15, 2012, the Company drilled seven additional Eagle Ford wells in South Texas, and five of those wells have been completed and recently placed on production. Four of these five wells are located on the Martin Ranch lease in La Salle County and one well is on the Sickenius lease in Karnes County. From March 1 through March 15, 2012, the Company averaged oil production in excess of 3,000 barrels per day and natural gas production in excess of 37 MMcf per day or a total natural gas equivalent production of approximately 55 MMcfe per day (approximately 33% oil by volume).

Eagle Ford West (La Salle, Dimmit and Zavala Counties, Texas)

Matador is currently running one rig in the western portion of the Eagle Ford play. In addition to the six wells drilled and placed on production in this area during 2011, four additional wells have been completed and placed on production on the Martin Ranch lease in northeast La Salle County during the first quarter of 2012. The drilling rig was recently moved from the Martin Ranch to the Northcut lease, also in La Salle County. Drilling and completion operations on the first Northcut well have concluded, and the well recently started flowing back after hydraulic fracturing operations. A second Northcut well is currently drilling with completion operations anticipated to commence shortly after the drilling process has concluded. After the second Northcut well is drilled, the Company will move the rig to the Glasscock Ranch lease in Zavala County, where it plans to drill three wells – an Eagle Ford well, an upper Austin Chalk well and a lower Austin Chalk well. The Company plans to keep this rig active in the western counties of the play for the remainder of the year.

Eagle Ford East (DeWitt, Karnes, Gonzales and Wilson Counties, Texas)

Matador is currently running one rig in the eastern portion of the Eagle Ford play. Our first well in this area, the Lewton #1H in DeWitt County, began producing to sales in December 2011. Since then, the Company has drilled three wells on the Sickenius and Danysh leases during the first quarter of 2012 and is currently drilling a fourth well on the Pawelek lease, all located in Karnes County. The Sickenius well was recently completed and has just begun to flow back following hydraulic fracturing operations. We anticipate that the wells on the Danysh and Pawelek leases will be completed and placed on production during the second quarter of 2012. Our current plans are to run one rig continuously in the eastern portion of the Eagle Ford play throughout 2012.

Haynesville (Northwest Louisiana)

For the year ended December 31, 2011, the Company averaged natural gas production of 32.3 million cubic feet per day from the Haynesville shale in Northwest Louisiana. The Company also ended 2011 with average natural gas production of 32.3 million cubic feet per day from the

Haynesville, of which approximately one-third was operated and two-thirds was non-operated production. The Company does not plan to drill any operated Haynesville wells in 2012, but has budgeted capital expenditures of approximately $13 million for its anticipated participation in approximately 1.5 net non-operated wells that are likely to be drilled in order to hold expiring acreage or that may be proposed in multi-well development programs to evaluate optimal well spacing. During the first quarter of 2012 to date, the Company has agreed to participate in 7 gross (0.2 net) wells, which is consistent with our expectations.

Conference Call Information

The Company will host a conference call on Friday, March 23, 2012 at 9:00 a.m. Central Time to discuss the fourth quarter and full year 2011 financial and operational results. To access the conference call, domestic participants should dial (866) 831-6243 and international participants should dial (617) 213-8855. The participant passcode is 15825175. The conference call will also be available through the Company’s website at www.matadorresources.com under the Investor tab. Domestic participants accessing the telephonic replay should dial (888) 286-8010 and international participants should dial (617) 801-6888. The participant passcode is 22804453. The replay for the event will also be available on the Company’s website at www.matadorresources.com through Thursday, April 12, 2012.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are located primarily in the Eagle Ford shale play in South Texas and the Haynesville shale play in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company on the Internet at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate, including, but not limited to, the following risks related to our financial and operational performance: general economic conditions; our ability to execute our business plan, including the success of our drilling program; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop our current reserves; our costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute our business plan, including from our future cash flows, increases in our borrowing base and otherwise; weather and environmental concerns; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s Prospectus dated February 1, 2012. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Wade Massad

Executive Vice President – Capital Markets

972.371.5293

wmassad@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS – UNAUDITED

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$10,284,180	$21,059,519
Certificates of deposit	1,335,000	2,349,313
Accounts receivable
Oil and natural gas revenues	9,237,322	6,514,122
Joint interest billings	2,488,070	2,042,999
Other	1,446,113	3,091,372
Derivative instruments	8,988,767	4,144,411
Lease and well equipment inventory	1,343,416	1,423,197
Prepaid expenses	1,153,214	1,802,807

Total current assets	36,276,082	42,427,740
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	423,944,476	255,408,993
Unproved and unevaluated	162,597,985	172,451,449
Other property and equipment	18,764,038	14,035,010
Less accumulated depletion, depreciation and amortization	(205,441,724)	(138,014,986)

Net property and equipment	399,864,775	303,880,466
Other assets
Derivative instruments	847,267	—
Deferred income taxes	1,593,331	—
Other assets	887,061	73,551

Total other assets	3,327,659	73,551

Total assets	$439,468,516	$346,381,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,841,295	$12,166,938
Accrued liabilities	25,438,893	14,789,712
Royalties payable	1,855,296	982,270
Borrowings under Credit Agreement	25,000,000	—
Derivative instruments	171,252	—
Advances from joint interest owners	—	722,843
Deferred income taxes	3,023,760	1,473,619
Dividends payable—Class B	68,713	68,713
Other current liabilities	176,868	23,577

Total current liabilities	74,576,077	30,227,672
Long-term liabilities
Borrowings under Credit Agreement	88,000,000	25,000,000
Asset retirement obligations	3,935,084	3,563,851
Derivative instruments	382,848	—
Deferred income taxes	—	5,432,638
Other long-term liabilities	1,059,314	280,453

Total long-term liabilities	93,377,246	34,276,942
Shareholders’ equity
Common stock—Class A, $0.01 par value, 80,000,000 shares authorized; 42,916,668 and 42,749,820 shares issued; and 41,737,493 and 41,570,645 shares outstanding, respectively	429,166	427,498
Common stock,—Class B, $0.01 par value, 2,000,000 shares authorized; 1,030,700 shares issued and outstanding	10,307	10,307
Additional paid-in capital	263,561,890	263,341,642
Retained earnings	18,278,652	28,862,518
Treasury stock, at cost, 1,179,175 shares	(10,764,822)	(10,764,822)

Total shareholders’ equity	271,515,193	281,877,143

Total liabilities and shareholders’ equity	$439,468,516	$346,381,757

Matador Resources Company and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
Oil and natural gas revenues	$14,991,038	$8,859,464	$66,999,826	$34,041,607
Realized gain on derivatives	2,868,720	2,311,380	7,106,260	5,299,380
Unrealized gain (loss) on derivatives	3,603,821	(2,673,837)	5,137,522	3,138,726

Total revenues	21,463,579	8,497,007	79,243,608	42,479,713
Expenses
Production taxes and marketing	1,476,897	746,816	6,277,860	1,981,550
Lease operating	1,605,573	1,483,582	7,244,339	5,284,362
Depletion, depreciation and amortization	9,175,372	4,664,927	31,753,640	15,596,470
Accretion of asset retirement obligations	50,656	48,166	208,547	154,756
Full-cost ceiling impairment	—	—	35,673,098	—
General and administrative	3,999,426	2,908,948	13,394,390	9,701,850

Total expenses	16,307,924	9,852,439	94,551,874	32,718,988

Operating income (loss)	5,155,655	(1,355,432)	(15,308,266)	9,760,725

Other income (expense)
Net loss on asset sales and inventory impairment	(153,533)	(223,690)	(153,533)	(223,690)
Interest expense	(222,054)	(3,235)	(682,754)	(3,235)
Interest and other income	66,589	63,990	314,136	364,338

Total other (expense) income	(308,998)	(162,935)	(522,151)	137,413

Income (loss) before income taxes	4,846,657	(1,518,367)	(15,830,417)	9,898,138
Income tax provision (benefit)
Current	—	—	(45,576)	(1,410,608)
Deferred	1,430,429	(522,125)	(5,475,828)	4,931,783

Total income tax provision (benefit)	1,430,429	(522,125)	(5,521,404)	3,521,175

Net income (loss)	$3,416,228	$(996,242)	$(10,309,013)	$6,376,963

Earnings (loss) per common share
Basic
Class A	$0.08	$(0.03)	$(0.25)	$0.15

Class B	$0.15	$0.04	$0.02	$0.42

Diluted
Class A	$0.08	$(0.03)	$(0.25)	$0.15

Class B	$0.15	$0.04	$0.02	$0.42

Weighted average common shares outstanding
Basic
Class A	41,734,688	40,486,662	41,686,807	40,006,787
Class B	1,030,700	1,030,700	1,030,700	1,030,700

Total	42,765,388	41,517,362	42,717,507	41,037,487

Diluted
Class A	41,895,799	40,486,662	41,686,807	40,102,927
Class B	1,030,700	1,030,700	1,030,700	1,030,700

Total	42,926,499	41,517,362	42,717,507	41,133,627

Matador Resources Company and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

	Year Ended December 31,
	2011	2010
Operating activities
Net (loss) income	$(10,309,013)	$6,376,963
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized gain on derivatives	(5,137,522)	(3,138,726)
Depletion, depreciation and amortization	31,753,640	15,596,470
Accretion of asset retirement obligations	208,547	154,756
Full-cost ceiling impairment	35,673,098	—
Stock option and grant expense	2,361,799	824,048
Restricted stock grants	44,026	73,689
Deferred income tax (benefit) provision	(5,475,828)	4,931,783
Loss on asset sales and inventory impairment	153,533	223,690
Changes in operating assets and liabilities
Accounts receivable	(1,523,011)	(385,671)
Lease and well equipment inventory	22,412	(8,078)
Prepaid expenses	649,593	(579,964)
Other assets	(813,510)	33,165
Accounts payable, accrued liabilities and other current liabilities	13,497,251	2,487,643
Royalties payable	873,026	309,005
Advances from joint interest owners	(722,843)	272,843
Other long-term liabilities	613,108	101,423

Net cash provided by operating activities	61,868,306	27,273,039
Investing activities
Oil and natural gas properties capital expenditures	(156,431,123)	(159,050,066)
Expenditures for other property and equipment	(4,670,981)	(1,609,882)
Purchases of certificates of deposit	(4,298,000)	(3,739,000)
Sales of certificates of deposit	5,312,313	17,065,033

Net cash used in investing activities	(160,087,791)	(147,333,915)
Financing activities
Repayments of borrowings under Credit Agreement	(103,000,000)	—
Borrowings under Credit Agreement	191,000,000	25,000,000
Proceeds from issuance of common stock	591,492	20,651,697
Cost to issue equity	(1,709,502)	(171,978)
Proceeds from stock options exercised	837,009	1,978,375
Payment of dividends—Class B	(274,853)	(274,853)
Purchase of treasury stock	—	(10,292,555)

Net cash provided by financing activities	87,444,146	36,890,686
Decrease in cash and cash equivalents	(10,775,339)	(83,170,190)
Cash and cash equivalents at beginning of year	21,059,519	104,229,709

Cash and cash equivalents at end of year	$10,284,180	$21,059,519

Matador Resources Company and Subsidiaries

SELECTED OPERATING DATA – UNAUDITED

	Year Ended December 31,
	2011	2010	2009
Net Production Volumes:
Oil (MBbls)	154	33	30
Natural gas (Bcf)	14.5	8.4	4.8
Total natural gas equivalents (Bcfe)(2)	15.4	8.6	5.0
Average daily production (MMcfe/d)	42.3	23.6	13.7

Average Sales Prices:
Oil (per Bbl)	$93.80	$76.39	$57.72
Natural gas, with realized derivatives (per Mcf)	$4.11	$4.38	$5.17
Natural gas, without realized derivatives (per Mcf)	$3.62	$3.75	$3.59

Operating Expenses (per Mcfe):
Production taxes and marketing	$0.41	$0.23	$0.22
Lease operating	$0.47	$0.61	$0.94
Depletion, depreciation and amortization	$2.06	$1.81	$2.15
General and administrative	$0.87	$1.13	$1.42

(2)	Estimated using a conversion ratio of one Bbl per six Mcf.

SELECTED ESTIMATED PROVED RESERVES DATA – UNAUDITED

	At December 31,
	2011	2010	2009
Estimated proved reserves:
Oil (MBbls)	3,794	152	103
Natural gas (Bcf)	170.4	127.4	63.9

Total (Bcfe)(2)	193.2	128.3	64.5

Estimated proved developed reserves:
Oil (MBbls)	1,419	152	103
Natural gas (Bcf)	56.5	43.1	25.4

Total (Bcfe)(2)	65.1	44.1	26.0

Percent developed	33.7%	34.3%	40.3%
Estimated proved undeveloped reserves:
Oil (MBbls)	2,375	—	—
Natural gas (Bcf)	113.9	84.3	38.6

Total (Bcfe)(2)	128.1	84.3	38.6

PV-10 (in millions)(1)	$248.7	$119.9	$70.4
Standardized Measure (in millions)(1)	$215.5	$111.1	$65.1

(2)	Estimated using a conversion ratio of one Bbl per six Mcf.

Supplemental Non-GAAP Financial Measures

The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, property impairments, unrealized derivative gains and losses, non-recurring income and expenses and non-cash stock-based compensation expense, including stock option and grant expense and restricted stock grants. Adjusted EBITDA is a not a measure of net income or net cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following tables present our calculation of Adjusted EBITDA and reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010	2009
(In thousands)
Unaudited Adjusted EBITDA reconciliation to Net (Loss) Income:
Net income (loss)	$3,416	$(996)	$(10,309)	$6,377	$(14,425)
Interest expense	222	3	683	3	—
Total income tax (benefit) provision	1,430	(522)	(5,521)	3,521	(9,925)
Depletion, depreciation and amortization	9,175	4,665	31,754	15,596	10,743
Accretion of asset retirement obligations	51	48	209	155	137
Full-cost ceiling impairment	—	—	35,673	—	25,244
Unrealized (gain) loss on derivatives	(3,604)	2,674	(5,138)	(3,139)	2,375
Stock option and grant expense	1,507	357	2,362	824	622
Restricted stock grants	8	49	44	74	34
Net loss on asset sales and inventory impairment	154	224	154	224	379

Adjusted EBITDA	$12,359	$6,502	$49,911	$23,635	$15,184

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010	2009
(In thousands)
Unaudited Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$27,425	$5,883	$61,868	$27,273	$1,791
Net change in operating assets and liabilities	(15,288)	616	(12,594)	(2,230)	15,717
Interest expense	222	3	683	3	—
Current income tax benefit	—	—	(46)	(1,411)	(2,324)

Adjusted EBITDA	$12,359	$6,502	$49,911	$23,635	$15,184